SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

[Amendment No............]

Filed by the Registrant  /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

McDonald's Corporation
(Name of Registrant as Specified in Its Charter)

Gloria Santona
 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

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2)	Aggregate number of securities to which transaction applies:

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3)	Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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5)	Total fee paid:

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/ / Fee paid with preliminary materials.

/ /	Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:------------------------------------
2)	Form Schedule or Registration Statement No.:---------------
3)	Filing Party:----------------------------------------------
4) Date Filed:------------------------------------------------



TALKING POINTS FOR CALLS TO SHAREHOLDERS

INTRODUCTION

1.	Ask for the individual with the authority to vote.

2.	Introduce yourself.

3.	State the purpose of the call; i.e. to ensure that the proxy is voted and to enlist their support against the shareholder proposal to declassify the Board.

4.	Ask if the Proxy Statement and Annual Report have been received.  If not, offer to resend them. Let the shareholder know that we understand that the proxy materials will arrive through regular channels, but McDonald's thinks it is important that the information be received promptly.

SOLICITATION

1.	Confirm the number of shares held on the record date, the voting power held by the shareholder, the number of holders with the remaining voting power, and where the shares are held, for example, through a custodial bank or depository.

2.	Ask if there are any questions that you can answer to be helpful in making a decision.

	If they say they have already voted their proxy, mention that we have a confidential voting policy; then ask if they would mind sharing how they voted. (If they voted "for" the declassification of the Board, ask if they would be willing to reconsider based on additional dialogue. If so, do so immediately or follow up as soon as possible.)

3.	Please inquire if:

The investor has any voting guidelines on the declassification of the Board. If so, ask if they'd be willing to share it with us.

If the investor's guideline is to vote "for" (support) the declassification of the Board, urge the institution to consider McDonald's as a separate case.

4.	Be sure to mention that our Board recommends a vote "against" the shareholder proposal submitted by the General Fund of the Union of Needletrades, Industrial and Textile Employees to declassify the Board.

5.	Leave your name and phone number, in the event they have any questions when voting.

KEY POINTS

1.	Record date for the Annual Meeting is March 22, 1999.

2.	Date of the Annual Meeting is May 20, 1999.

3.	Proposal #3: Board recommends a vote "against" a shareholder proposal submitted by the General Fund of the Union of Needletrades, Industrial and Textile Employees to declassify McDonald's Board of Directors.

4.	McDonald's has been operating successfully with a classified board structure ever since shareholders approved it 16 years ago. During this period, the Company's stock price grew more than 1600%, delivering a compound annual total return of 21% compared with 18% for both the Dow Jones Industrial Average and the S&P 500.

5.	In 1998 alone, McDonald's extended its considerable lead internationally and achieved a remarkable turnaround in the U.S. business, and our stock delivered a total return of 62% to shareholders.

6.	McDonald's was listed among Fortune magazine's rankings of the Most
Admired Companies in the World.

7.	This proposal should be viewed in the broader context of McDonald's corporate governance track record:

McDonald's Board is comprised of a significant majority of outside directors; we currently have 11 outside directors and four management directors.

McDonald's Corporation adopted confidential voting in 1994.

McDonald's poison pill expired at the end of 1998 and was not renewed.

If needed:
	Proposal #1: Board recommends a vote "for" the election of directors. Proposal #2: Board recommends a vote "for" the approval of auditors.



Form of Letters to Certain Shareholders

(Letter A)


[Date]

Dear [Name]:

Since your organization is a substantial investor in McDonald's Corporation, I am enclosing our 1998 Annual Report and the Proxy Statement for our Annual Meeting of Shareholders scheduled for Thursday, May 20, 1999. Knowing that your shares are most likely held through a custodian bank and that the normal distribution of these materials could be delayed, I thought you would appreciate receiving your personal copies as soon as practical.

On behalf of McDonald's Board, I am asking for your support this proxy season. Specifically, the Board recommends a vote against the shareholder proposal submitted by the General Fund of the Union of Needletrades, Industrial and Textile Employees to declassify the Board.

The Board believes that this proposal is not in the best interests of shareholders. A classified board affords the Company valuable protection against potentially coercive takeover tactics that do not offer the greatest value to all shareholders. It also provides continuity and stability to the Company and its business and operational strategies that promote the long-term success for the Company.

Notably, we believe a closer look at McDonald's long- and short-term performance undercuts the proponent's position that the proposal is warranted due to performance issues. Since implementing a classified board 16 years ago McDonald's stock delivered a compound annual total return of 21%, exceeding that of both the Dow Jones Industrial Average and the Standard & Poor's 500. More recently, in 1998 alone, we extended our considerable lead internationally and achieved a remarkable turnaround in the U.S. business. Last year, our stock delivered a total return of 62%.

Further, this proposal should be viewed in the broader context of McDonald's corporate governance track record. Our Board is comprised of a significant majority of outside directors; we currently have 11 outside directors and four management directors. We adopted confidential voting in 1994, and last year, we did not renew our Shareholder Rights Plan upon its expiration. These actions evidence a reasonable corporate governance approach.

I welcome any comments or questions you may have. On behalf of your Board of Directors and management of McDonald's Corporation, thank you for your continued interest and support.


Very truly yours,

/s/ Michael Conley
-------------------
Michael Conley
Executive Vice President and Chief Financial Officer



(Letter B)


[Date]

Dear McDonald's Shareholder:

In April, we sent you proxy materials for McDonald's Annual Meeting of Shareholders to be held on May 20. To date, we have not received your proxy for voting at that meeting.

Whether or not you plan to be at the meeting, we urge you to vote your proxy as soon as possible. You can do so by signing and returning the enclosed proxy card, by using the vote-by-phone service or by accessing the Internet voting site. Detailed proxy voting instructions appear on the enclosed card.

McDonald's Board recommends that you vote as follow:

	"For" proposal one -- the election of directors
	"For" proposal two -- the approval of auditors
	"Against" proposal three -- the declassification of the Board.

This meeting is an important one for McDonald's and for you, our shareholders. We once again ask that you consider and vote upon these proposals, which are described in the Proxy Statement sent to you in early April.

In particular, by voting against the shareholder proposal submitted by the general fund of a union to declassify the Board, we believe you will be providing your Company with valuable protection against potentially coercive takeover tactics that do not offer the greatest value to all shareholders.

Your vote is important regardless of the number of shares you own. Please take the time now to read the proxy materials and to vote your proxy card.

Very truly yours,

McDONALD'S CORPORATION

/s/ Jack M. Greenberg
---------------------
Jack M. Greenberg
President & Chief Executive Officer


P.S. 	If you have previously returned your proxy, please accept our thanks.

Enclosure



(Letter C)


(On Jack Greenberg's letterhead)





[Date]



Dear Owner/Operators:

I recognize that many of our owner/operators are also shareholders of McDonald's Corporation. So on behalf of our Board of Directors, I am asking for the support of all shareholders this proxy season. This meeting is an important one for McDonald's.

Specifically, the Board is asking shareholders to support the first two proposals - the election of directors and the approval of auditors - and to vote against the shareholder proposal submitted by the general fund of a union
to declassify the Board.   By voting against this shareholder proposal, we
believe you will be providing McDonald's with valuable protection against potentially coercive takeover tactics that do not offer the greatest value to all shareholders.

Accordingly, if you are a shareholder, I am asking that you vote your McDonald's proxy, as well as the proxies for any accounts over which you have voting discretion. If you need a duplicate proxy card and you hold your stock in certificate form or in a MCDirect Shares or safekeeping account at First Chicago Trust, please call 1-800-621-7825. If you need a duplicate proxy card and you hold you're stock at a bank or broker, please contact your financial institution.

Please feel free to direct any comments or questions you may have to your regional manager, division president or me.

Thank you for your continued support.

Very truly yours,

/s/ Jack M. Greenberg
---------------------